Exhibit 10.20

VESTA FIRE INSURANCE CORPORATION

SHELBY INSURANCE COMPANY

THE HAWAIIAN INSURANCE AND GUARANTY COMPANY, LTD.

FLORIDA SELECT INSURANCE COMPANY

AFFIRMATIVE INSURANCE COMPANY

SHELBY CASUALTY INSURANCE COMPANY

INSURA PROPERTY AND CASUALTY COMPANY

VESTA INSURANCE CORPORATION

TEXAS SELECT LLOYDS INSURANCE COMPANY

Quota Share Reinsurance Agreement

V-003/04

Effective: July 1, 2004

VESTA FIRE INSURANCE CORPORATION, et al

Quota Share Reinsurance Agreement

V-003/04

I	BUSINESS COVERED	1
II	TERM AND CANCELLATION	2
III	EARLY TERMINATION & AUTOMATIC RENEWAL	3
IV	SPECIAL TERMINATION	3
V	EXCLUSIONS	5
VI	TERRITORY	6
VII	DEFINITIONS	6
VIII	POLICY LIMITS AND INURING REINSURANCES	10
IX	PREMIUM	10
X	CEDING COMMISSION	10
XI	PROFIT COMMISSION	11
XII	EXPERIENCE ACCOUNT	11
XIII	REPORTS AND REMITTANCES	12
XIV	LOSS SETTLEMENTS	13
XV	COMMUTATION	13
XVI	ORIGINAL CONDITIONS	14
XVII	ACCESS TO RECORDS	14
XVIII	ARBITRATION	15
XIX	CONFIDENTIALITY	16
XX	CURRENCY	16
XXI	ERRORS AND OMISSIONS	16
XXII	FEDERAL EXCISE TAX	16
XXIII	GOVERNING LAW	16
XXIV	INSOLVENCY	17
XXV	LATE PAYMENTS	17
XXVI	NET RETAINED LINES	18
XXVII	OFFSET	18
XXVIII	SALVAGE AND SUBROGATION	19
XXIX	SERVICE OF SUIT	19
XXX	SEVERABILITY	19
XXXI	TAXES	19
XXXII	THIRD PARTY RIGHTS	20
XXXIII	UNAUTHORIZED REINSURANCE	20
XXXIV	CHANGE IN CLAIMS ADMINISTRATIVE PRACTICES	21
XXXV	AGENCY/COMBINED RESULTS	22
XXXVI	INTERMEDIARY	22
XXXVII	ENTIRE AGREEMENT AND INTERPRETATION	22

ATTACHMENTS:
NUCLEAR INCIDENT EXCLUSION CLAUSE – PHYSICAL DAMAGE – REINSURANCE – U.S.A. (NMA 1119)		23
NUCLEAR INCIDENT EXCLUSION CLAUSE – LIABILITY – REINSURANCE—U.S.A. (NMA 1590)		25
SCHEDULE A – MONTHLY REPORTING REQUIREMENTS		29

Quota Share Reinsurance Agreement

V-003/04

(hereinafter referred to as the “Agreement”)

between

VESTA FIRE INSURANCE CORPORATION

SHELBY INSURANCE COMPANY

THE HAWAIIAN INSURANCE AND GUARANTY COMPANY, LTD.

FLORIDA SELECT INSURANCE COMPANY

AFFIRMATIVE INSURANCE COMPANY

SHELBY CASUALTY INSURANCE COMPANY

INSURA PROPERTY AND CASUALTY COMPANY

VESTA INSURANCE CORPORATION

TEXAS SELECT LLOYDS INSURANCE COMPANY

(hereinafter collectively referred to as the “Company”)

and

The Subscribing Reinsurers Executing the Interests and Liabilities Contract

attached to this Agreement

(hereinafter referred to as the “Reinsurer”)

ARTICLE I – BUSINESS COVERED

A.	This Agreement shall cover all in force, new and renewal business classified by the Company as Residential Property and Casualty business including but not limited to Fire, Allied Lines, Inland Marine, Earthquake and Homeowners Multiple Peril business in the following states: Alabama, Alaska, Arizona, California, Connecticut, Florida, Hawaii, Massachusetts, New Jersey, New York, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, and West Virginia.

B.	As respects business subject to this Agreement, the Company shall cede to the Reinsurer and the Reinsurer agrees to accept 50% of the Company’s Ultimate Net Loss.

C.	The liability of the Reinsurer for ceded Ultimate Net Losses arising out of any one Loss Occurrence shall not exceed an amount equal to 6.25% of Ceded Net Earned Premium. The Liability of the Reinsurer for Ultimate Net Losses arising out of all Shock Losses shall not exceed 10% of Ceded Net Earned Premium subject to a maximum of $23,000,000.

D.	Ceded Loss and Loss Adjustment Expense Ratio caps shall be as follows:

1.	California ceded Ultimate Net Loss limited to 80% (excluding Shock Losses) of California Ceded Net Earned Premium associated with California business.

2.	Texas ceded Ultimate Net Loss limited to 70% (excluding Shock Losses) of Texas Ceded Net Earned Premium associated with Texas business.

3.	Mold ceded Ultimate Net Loss within each state shall not exceed 2.5% of Ceded Net Earned Premium for that state subject to an overall maximum for all states of 2.5% of Ceded Net Earned Premium for all states combined.

4.	Maximum ceded Ultimate Net Loss shall not exceed 100% of Ceded Net Earned Premium.

5.	Maximum ceded Loss Adjustment Expenses shall not exceed 10% of Ceded Net Earned Premium.

The above Ceded Loss and Loss Adjustment Expense Ratio caps shall be based on the Company’s projected Ceded Net Earned Premium at the inception of the Agreement Year and shall be adjusted within 60 days after the end of the Agreement Year.

E.	The above Loss Occurrence limit, Shock Loss limit and Ceded Loss and Loss Adjustment Expense Ratio caps will be applied in the following order proportionately for losses and Loss Adjustment Expenses:

1.	Loss Occurrence:

2.	Shock Loss;

3.	Mold;

4.	Specific states;

5.	Loss Adjustment Expense;

6.	Ultimate Net Loss.

ARTICLE II – TERM AND CANCELLATION

A.	This Agreement shall become effective at 12:01 a.m., Local Standard Time, at the subject loss location, July 1, 2004, with respect to losses occurring on or after that time and date, and shall continue in force thereafter until terminated.

B.	This Agreement may be terminated on a cut-off basis by either party at Midnight, Local Standard Time at the subject loss location, on any June 30 thereafter by giving to the other party not less than 60 days prior notice by certified mail. Termination on a run-off basis is by mutual agreement of both parties.

C.	In the event of termination on a cut-off basis, the Company shall relieve the Reinsurer of all liability hereunder for Ultimate Net Losses arising from losses occurring subsequent to the effective date of termination. The Reinsurer shall refund to the Company the ceded net unearned premium on Policies in force at termination minus the Ceding Commission allowed by the Reinsurer on the ceded net unearned premium.

D.	In the event of termination on a run-off basis, the Reinsurer shall remain liable for Ultimate Net Losses arising from losses occurring in respect of all Policies then in force at the effective date of termination until the termination or next anniversary of such Policies, whichever occurs first, following the effective date of termination, provided that the run-off period will not exceed twelve (12) months from the effective date of termination plus odd time, if any, not to exceed twelve (12) months in all.

ARTICLE III – EARLY TERMINATION & AUTOMATIC RENEWAL

A.	The Company shall have the option to terminate this Agreement on a cut-off basis effective January 1, 2005 if the Experience Account Balance (calculated as if this Agreement terminated on a cut-off basis) as of December 31, 2004 is greater than or equal to zero ($0.00).

B.	If the Company exercises its option to terminate this Agreement effective January 1, 2005:

1.	the Reinsurer and the Company agree that this Agreement will automatically renew effective January 1, 2005 at the same terms and conditions set forth herein with the exception of the quota share cession, which the Company may reduce to a minimum of 25%; and

2.	the Company will report the Experience Account Balance and the Unearned Premium Reserve (calculated as if this Agreement terminated on a cut-off basis) as of December 31, 2004 within 30 days after the end of the month; and

3.	the Company agrees to full commutation of the terminated contract by February 28, 2005 using the Experience Account Balance and Cash Balance of the Experience Account (both calculated as if this Agreement terminated on a cut-off basis) as of December 31, 2004; and

4.	the Company agrees that the new cession percentage will be elected in writing and shall remain through termination of the renewed Agreement.

ARTICLE IV – SPECIAL TERMINATION

A.	Notwithstanding the Commencement & Termination provisions, the Company may terminate this Agreement immediately by giving the subscribing Reinsurer 30 days prior written notice by certified mail in the event any of the following circumstances occur:

1.	The subscribing Reinsurer has become merged with, acquired by or controlled by any other company, corporation or individual(s) not controlling the subscribing Reinsurer’s operations previously; or

2.	A State Insurance Department or other legal authority has ordered the subscribing Reinsurer to cease writing business; or

3.	The subscribing Reinsurer has become insolvent or has been placed into liquidation, voluntary supervision or receivership (whether voluntary or involuntary) or proceedings have been instituted against the subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

4.	The subscribing Reinsurer has reinsured its entire liability, excepting internal reinsurance, under this Agreement without the Company’s prior written consent; or

5.	The subscribing Reinsurer has ceased assuming new and renewal property and casualty treaty reinsurance business; or

6.	The subscribing Reinsurer fails to remit funds in accordance with the terms herein.

B.	The Company may, in its sole and absolute discretion, rescind the Special Termination outlined above by notifying the subscribing Reinsurer of the rescission in writing within ten days of the circumstances allowing Special Termination. In the event the Special Termination option is rescinded, this Agreement shall continue as if the Special Termination had not been invoked.

C.	Notwithstanding the Commencement & Termination provisions, the subscribing Reinsurer may terminate this Agreement immediately by giving the Company 30 days prior written notice by certified mail in the event any of the following circumstances occur:

1.	The Company has become merged with, acquired by or controlled by any other company, corporation or individual(s) not controlling the Company’s operations previously; or

2.	A State Insurance Department or other legal authority has ordered the Company to cease writing business; or

3.	The Company has become insolvent or has been placed into liquidation, voluntary supervision or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Company for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

4.	The Company ceases writing its entire Residential Property and Casualty business; or

5.	The Company fails to remit funds in accordance with the terms herein.

6.	The Company’s A.M. Best’s rating falls below C or the Company’s policyholder’s surplus decreases by more than 50% from the value reported in the Company’s statutory financial statement as of June 30, 2004.

C.	The subscribing Reinsurer may, in its sole and absolute discretion, rescind the Special Termination outlined above by notifying the Company of the rescission in writing within ten days of the circumstances allowing Special Termination. In the event the Special Termination option is rescinded, this Agreement shall continue as if the Special Termination had not been invoked.

ARTICLE V – EXCLUSIONS

This Agreement does not apply to and specifically excludes the following:

1.	Reinsurance assumed by the Company under obligatory reinsurance agreements, except reinsurance where the Policies involved are to be re-underwritten, subject to any regulatory restrictions, in accordance with the underwriting standards of the Company and reissued as Company Policies at the next anniversary or expiration date.

2.	Nuclear Incident as defined in the “Nuclear Incident Exclusion Clause – Physical Damage – Reinsurance – U.S.A.” and the “Nuclear Incident Exclusion Clause – Liability – Reinsurance – U.S.A.” (NMA 1119 and NMA 1590) attached hereto.

3.	Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard Policy with a standard War Exclusion Clause.

4.	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

5.	Flood when written as such.

6.	Assigned Risks, Pools and Fair Plans

7.	Seepage and Pollution

8.	Asbestos

ARTICLE VI – TERRITORY

The territorial limits of this Agreement shall be identical with those of the Company’s Policies.

ARTICLE VII – DEFINITIONS

A.	“Ultimate Net Loss” as used herein means the actual loss, including Loss Adjustment Expense and Shock Losses, paid or to be paid by the Company on its net retained liability after making deductions for all recoveries, salvages, subrogations and all claims on inuring reinsurance, whether collectible or not; provided, however, that in the event of the insolvency of the Company, payment by the Reinsurer shall be made in accordance with the provisions of the Insolvency Article. Nothing herein shall be construed to mean that losses under this Agreement are not recoverable until the Company’s Ultimate Net Loss has been ascertained.

B	“Net Written Premium” as used herein is defined as gross written premium collected and accounted by the Company for the classes of business reinsured hereunder, less cancellations and return premiums, less inuring reinsurance premium, less fees collected and retained by any general agent or Company.

C.	“Net Earned Premium” as used herein is defined as unearned premium at the inception of the Agreement Year, plus Net Written Premium during the Agreement Year, less unearned premium at the end of the Agreement Year.

D.	“Ceded Net Written Premium” as used herein shall mean the Net Written Premium which is ceded to this Agreement gross of Ceding Commission.

E.	“Ceded Net Earned Premium” as used herein shall mean the Net Earned Premium which is ceded to this Agreement gross of Ceding Commission.

F.	“Agreement Year” as used herein shall mean the period from July 1, 2004 to June 30, 2005, both days inclusive, and each respective 12-month period thereafter that this Agreement remains in force. Upon termination of this Agreement, the final Agreement Year shall be from the inception of the then current Agreement Year through the date of termination if this Agreement is terminated on a “cut-off” basis, or the end of the run-off period if this Agreement is terminated on a “run-off” basis or if it is not terminated.

G.	Extra Contractual Obligations/Excess of Policy Limits

1.	In the event the Company pays or is held liable to pay an amount of loss in excess of its Policy limit, but otherwise within the terms of its Policy (hereinafter called “Loss in Excess of Policy Limits”) or any punitive, exemplary, compensatory or consequential damages, other than Loss in Excess of Policy Limits (hereinafter called “Extra Contractual Obligations”) because of alleged or actual bad faith or negligence on its part in rejecting a settlement within Policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a Policy subject to this Agreement, 100% of the Loss in Excess of Policy Limits and/or 100% of the Extra Contractual Obligations shall be shared in the proportions which govern this Agreement.

2.	A Loss in Excess of Policy Limits and an Extra Contractual Obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

3.	Notwithstanding anything stated herein, this Agreement shall not apply to any Loss in Excess of Policy Limits or any Extra Contractual Obligation incurred by the Company as a result of any fraudulent act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

4.	Recoveries from any form of insurance or reinsurance which protects the Company against claims which are the subject matter of this definition shall inure to the benefit of this Agreement.

H.	“Loss Adjustment Expense” as used herein is defined as all costs and expenses allocable to a specific claim, regardless of how such expenses are classified for statutory reporting purposes, that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedeas and appeal bonds, and including:

a)	pre-judgment interest, unless included as part of the award or judgment;

b)	post-judgment interest;

c)	legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto including Declaratory Judgment Expense; and

d)	a pro rata share of salaries and expenses of the Company field employees, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Agreement.

However, Loss Adjustment Expense does not include unallocated loss adjustment expense. Unallocated loss adjustment expense includes, but is not limited to, salaries and expenses of the employees, other than in (d) above, and office and other overhead expenses.

I.	“Policy” or “Policies” as used herein shall mean the Company’s binders, policies and contracts providing insurance and reinsurance on the lines of business covered under this Agreement.

J.	Loss Occurrence

1.	Property Business

a.	The term “Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one “Loss Occurrence” shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term “Loss Occurrence” shall be further defined as follows:

i.	As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

ii.	As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

iii.	As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company’s “Loss Occurrence.”

iv.	As regards “freeze,” only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Company’s “Loss Occurrence.”

b.	Except for those “Loss Occurrences” referred to in subparagraphs J.1.a.i. and J.1.a.ii. above, the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event.

c.	However, as respects those “Loss Occurrences” referred to in subparagraphs J.1.a.i. and J.1.a.ii. above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more “Loss Occurrences” provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

d.	No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any “Loss Occurrence” claimed under the 168 hours provision.

2.	Liability Business:

The term “Loss Occurrence” shall mean an accident or occurrence or a series of accidents or occurrences arising out of or caused by one event.

K.	“Declaratory Judgment Expense” as used herein shall mean all expenses incurred by the Company in connection with a declaratory judgment action brought to determine the Company’s defense and/or indemnification obligations that are allocable to a specific claim subject to this Agreement. Declaratory Judgment Expense shall be deemed to have been incurred on the date of the original loss (if any) giving rise to the declaratory judgment action.

L.	“Shock Losses” as used herein shall mean only Ultimate Net Losses resulting from a Loss Occurrence which is greater than $1,000,000 for property or $500,000 for Casualty or any loss which results from two or more risks involved in the same Loss Occurrence or any loss resulting from Extra Contractual Obligations or Excess of Policy Limits, Class Actions, or Terrorism.

M.	“Ceded Loss and Loss Adjustment Expense Ratio” shall mean Ceded Ultimate Net Losses divided by Ceded Net Earned Premium.

N.	“Class Actions” shall mean a representative action wherein one or more plaintiffs actually named in the complaint, along with their counsel, pursue a case for themselves and the defined class against one or more defendants. The claims of the “class representatives” must arise from facts or law common to the class members. Most Class Actions are called “plaintiff class actions”; however, in limited circumstances, a Class Action can be filed against one or more defendants representing a group of defendants, i.e. a “defendant class” action. The class must be certified by the relevant court and meet the requisite elements for certification as a class. This definition shall apply only to the Ultimate Net Loss to the Company which results in aggregate loss for all class members of at least $1,000,000 (one million dollars).

O.	“Terrorism” shall mean any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

(i)	involves violence against one or more persons; or

(ii)	involves damage to property; or

(iii)	endangers life other than that of the person committing the action; or

(iv)	creates a risk to health or safety of the public or a section of the public; or

(v)	is designed to interfere with or to disrupt an electronic system.

ARTICLE VIII – POLICY LIMITS AND INURING REINSURANCES

A.	The Company shall purchase inuring excess reinsurance to limit its Ultimate Net Loss subject hereto from any one coverage, any one Policy (exclusive of Loss in Excess of Policy Limits and Extra Contractual Obligation) to the following amounts:

1.	As respects Fire, Allied Lines, Inland Marine, Earthquake and Section I of Homeowners, $1,000,000 each risk;

2.	As respects Section II of Homeowners, $500,000 each Policy, each Loss Occurrence.

B.	In addition, the Company shall purchase catastrophe excess reinsurance to limit its Ultimate Net Loss from any one Loss Occurrence. The following catastrophe reinsurances will inure to the benefit of this Agreement:

1.	Reinsurances that are effective July 1, 2004; or

2.	Reinsurances which are in force on July 1, 2004; or

3.	Renewals of reinsurances which are in force on July 1, 2004; or

4.	Other reinsurances approved by the Reinsurer.

C.	The Company shall be sole judge as to what constitutes “one risk.” The above reinsurance coverages shall be deemed in place and fully recoverable, whether or not collectable by reason of insolvency, dispute, or otherwise.

ARTICLE IX – PREMIUM

The Company shall cede to the Reinsurer 50% of the net unearned premium reserves at inception of the Agreement plus 50% of the Net Written Premium on all Policies subject to this Agreement.

ARTICLE X – CEDING COMMISSION

A.	The Reinsurer shall allow the Company a 37% provisional commission on all premiums ceded to the Reinsurer. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B.	The provisional commission allowed the Company shall be adjusted periodically in accordance with the provisions set forth herein.

C.	The adjusted commission rate shall be calculated as follows:

1.	If the Ceded Loss and Loss Adjustment Expense Ratio is less than 64.5%, but not less than 57.5%, the adjusted commission rate for the Agreement Year shall be 37%, less 100% of the absolute value of the difference in percentage points between 57.5% and the Ceded Loss and Loss Adjustment Expense Ratio.

2.	If the Ceded Loss and Loss Adjustment Expense Ratio is 64.5% or greater, the adjusted commission rate for the Agreement Year shall be 30%.

D.	Within 60 days after the end of the Agreement Year, the Company shall calculate and report the adjusted commission for the Agreement Year. If the adjusted commission is less than commissions previously allowed by the Reinsurer, the Company shall remit the difference to the Reinsurer with its report. If the adjusted commission on premiums earned is greater than commissions previously allowed by the Reinsurer, the Reinsurer shall remit the difference to the Company 30 days after receipt and verification of the Company’s report.

E.	The adjusted commission shall be recalculated within 60 days of each subsequent quarter-end after the end of the Agreement Year until all Ultimate Net Losses under Policies with effective or renewal dates during the Agreement Year have been settled. Any balance shown to be due either party as a result of any such recalculation shall be remitted by the other party within 30 days after receipt and verification of the Company’s report.

ARTICLE XI – PROFIT COMMISSION

The Reinsurer shall pay the Company a Profit Commission equal to the positive Experience Account Balance upon the seventh anniversary of the inception of the treaty or final commutation.

ARTICLE XII – EXPERIENCE ACCOUNT

The Experience Account shall be calculated as follows:

Experience Account Balance equals:

1.	Ceded Net Written Premium; less

2.	Ceding Commission; less

3.	Paid Ultimate Net Loss; less

4.	Unpaid case, bulk and IBNR reserves for Ultimate Net Loss Reserves; less

5.	Reinsurer’s expense equal to 5.5% of Ceded Net Written Premium adjusted at the end of the Agreement Year to 5.5% of Ceded Net Earned Premium

Cash Balance of the Experience Account equals:

1.	Ceded Net Written Premium received; less

2.	Ceding Commission paid; less

3.	Paid Ultimate Net Losses; less

4.	Reinsurer’s expense equal to 5.5% of Ceded Net Written Premium adjusted at the end of the Agreement Year to 5.5% of Ceded Net Earned Premium

The Company will prepare and submit Profit Commission statements annually until final settlement of all Ultimate Net Losses hereunder or final commutation.

ARTICLE XIII – REPORTS AND REMITTANCES

A.	At inception or upon execution, whichever is later, of this Agreement, the Company shall report to the Reinsurer the ceded unearned premium (net of inuring reinsurance as set forth in Article VIII – Policy Limits and Inuring Reinsurances) with respect to business in force as of the effective date of this Agreement. The Company shall remit payment of this amount, less Ceding Commission, with the report.

B.	Within 20 days after the end of each month, the Company shall report to the Reinsurer:

1.	Ceded Net Written Premium for the month;

2.	Ceded Net Earned Premium for the month;

3.	Ceding Commission on Ceded Net Written Premium for the month;

4.	Ceded Ultimate Net Losses paid during the month, segregated by catastrophe losses (being those losses assigned a catastrophe number by PCS), Loss Adjustment Expenses and all other losses (net of any recoveries during the month under the “cash call” provisions of Article XIV – Loss Settlements);

5.	Ceded unearned premiums and case outstanding reserves for Ceded Ultimate Net Losses as of the end of the month;

6.	California Ceded Ultimate Net Losses;

7.	California Ceded Net Earned Premium;

8.	Texas Ceded Ultimate Net Losses;

9.	Texas Ceded Net Earned Premium;

10.	Mold Ceded Ultimate Net Losses (to be reported quarterly instead of monthly provided there is no material impact to balances due), and

11.	Shock Losses.

C.	The positive balance of B.1. less B.3. less B.4. after application of any applicable sublimits and/or loss ratio caps for each month shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer within 15 days after receipt and verification of the Company’s report.

D.	Reports shall follow the format as shown in Schedule A which attaches to and forms part of this Agreement.

ARTICLE XIV – LOSS SETTLEMENTS

A.	Losses shall be reported by the Company in summary form as provided in Article XII – Reports and Remittances, but the Company shall notify the Reinsurer immediately when a specific case involves unusual circumstances or large loss possibilities. The Reinsurer shall have the right to participate, at its own expense, in the defense or control of any claim or suit or proceeding involving this reinsurance.

B.	All loss settlements made by the Company, whether under strict policy conditions or by way of compromise, except as otherwise provided in this Agreement, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with Article XIII – Reports and Remittances.

C.	If the Reinsurer’s share of any Catastrophe loss is equal to or exceeds $2,500,000, the Reinsurer shall pay its share of such loss (i.e., “cash call”) within 15 days after the Reinsurer has received evidence of the amount paid by the Company.

D.	As respects Catastrophe Losses subject hereunder, in the event of a claim under a Policy subject hereto, the Reinsurer shall be liable for its proportionate share of Loss Adjustment Expenses incurred by or on behalf of the Company in connection therewith, and shall be credited with its share of any recoveries of such expense.

ARTICLE XV – COMMUTATION

A.	At any time the Company may submit a proposal to commute this Agreement. The effective date of the commutation shall be the month-end that immediately preceded the date of the proposal.

B.	As part of the proposal, the Company shall first calculate the Experience Account Balance as set forth herein.

C.	If the Experience Account Balance calculation results in a positive balance, the Reinsurer will automatically accept the proposal and will pay the Cash Balance of the Experience Account to the Company within twenty (20) days following the receipt by the Reinsurer from the Company of an executed full and final release of any and all future liability on the part of the Reinsurer under this Agreement.

D.	If the Experience Account Balance calculation results in a negative balance, the Company will submit to the Reinsurer this amount within the proposal. The Reinsurer shall then have a chance to review said amount.

E.	If the Experience Account Balance cannot be mutually agreed upon, then such amount shall be determined by an independent third party actuary who is mutually agreeable to both the Company and the Reinsurer. The third party actuary’s fees shall be divided in half. The Company is to pay one-half and the Reinsurer shall pay the second half proportionately.

F.	Once the Experience Account Balance has been mutually agreed upon, or determined via the independent third party, the following shall occur:

1.	If the Experience Account Balance calculation results in a positive balance, the Reinsurer will automatically accept the proposal and will pay the Cash Balance of the Experience Account to the Company within twenty (20) days following the receipt by the Reinsurer from the Company of an executed full and final release of any and all future liability on the part of the Reinsurer under this Agreement.

2.	If the Experience Account Balance calculation results in a negative balance, the Reinsurer may either:

a.	Reject the proposal, in which case the Agreement terms shall continue to apply as before the proposal.

b.	Accept the proposal, in which case the Reinsurer will pay the Cash Balance of the Experience Account plus the negative amount calculated via the Experience Account Balance calculation to the Company within twenty (20) days following the receipt by the Reinsurer from the Company of an executed full and final release of any and all future liability on the part of the Reinsurer under this Agreement.

G.	In the event that commutation takes effect on or before September 30, 2005, the Reinsurer agrees to reimburse the Company an additional 1.0% of Ceded Net Earned Premium in addition to amounts as set forth herein.

ARTICLE XVI – ORIGINAL CONDITIONS

All reinsurance under this Agreement shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Agreement.

ARTICLE XVII – ACCESS TO RECORDS

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

ARTICLE XVIII – ARBITRATION

A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s, London Underwriters. In the event that either party should fail to choose an Arbiter within thirty (30) days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within thirty (30) days following their appointment, each Arbiter shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B.	Each party shall present its case to the Arbiters within thirty (30) days following the date of appointment of the Umpire. The Arbiters shall consider this Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Agreement from several to joint.

D.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.	Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Agreement, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the Governing Law of this Agreement.

ARTICLE XIX – CONFIDENTIALITY

The Reinsurer, except with the express prior written consent of the Company, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired either directly or indirectly as a result of the inspection of the Company’s books, records and papers. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Reinsurer is required to make to its statutory auditors, retrocessionaires, legal counsel, consultants, arbitrators involved in any arbitration procedures under this Agreement or disclosures required upon subpoena or other duly-issued order of a court or other governmental agency or regulatory authority.

ARTICLE XX – CURRENCY

A.	Whenever the word “Dollars” or the “$” sign appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

ARTICLE XXI – ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such omission or error is rectified upon discovery.

ARTICLE XXII – FEDERAL EXCISE TAX

(Applicable to those reinsurers, excepting Underwriters at Lloyd’s, London and other reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America.)

A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

ARTICLE XXIII – GOVERNING LAW

This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of Illinois, exclusive of the rules with respect to conflicts of law, except as to rules with respect to credit for reinsurance in which case the applicable rules of all states shall apply.

ARTICLE XXIV – INSOLVENCY

A.	In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator, or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the insolvent Company.

C.	It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (a) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company and (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

ARTICLE XXV – LATE PAYMENTS

The interest amounts provided for in this Article will apply to the Reinsurer or to the Company in the following circumstances:

A.	Loss payment owed by the Reinsurer to the Company shall have a due date to the Company of 90 calendar days following the date of the billing/proof of loss.

B.	Payment of any premium shall be due to the Reinsurer within 90 calendar days of the date specified in this Agreement. Any premium adjustments will be due by the debtor party within 150 calendar days of the expiry of this Agreement.

C.	Payment on return of premiums, commissions, profit sharing, or any amounts not provided in paragraphs A or B above, shall have the due date as specified in this Agreement. If no due date is specified, the due date shall be 90 days following the date of billing.

D.	Failure by the Reinsurer or Company to comply with their respective payment obligations within the time periods as herein provided will result in a compound interest penalty payable at a rate equal to the 90-day Treasury Bill rate as published in the Money Rate Section or any successor section of The Wall Street Journal on the first business day following the date a remittance becomes due, plus 1% per annum, to be compounded and adjusted quarterly. Any interest which occurs pursuant to this Article shall be calculated by the party to which it is owed. The accumulation of the number of days that any payment is past due will stop on the date that the Intermediary, where applicable, receives payment.

E.	The validity of any claim or payment may be contested under the provisions of this Agreement. If the debtor party prevails in an arbitration or any other proceeding, there shall be no interest penalty due. Otherwise, any interest will be calculated and due as outlined above.

F.	If a Reinsurer advances payment of any claim it is contesting, and prevails in the contest, the Company shall return such payment plus pay interest on same, calculated as per the provisions of this Article.

G.	Any interest which occurs pursuant to this Article may be waived by the party to which it is owed. Further, any interest which is calculated pursuant to this Article that is $100 or less shall be waived. Waiver of such interest, however, shall not affect the waiving party’s right to similar interest for any other failure by the other party to make payment when due under this Article.

H.	Nothing in this Article shall diminish any legal remedies which either party may have against the other.

ARTICLE XXVI – NET RETAINED LINES

A.	This Agreement applies only to that portion of any policy which the Company retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B.	The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s), dispute with such other reinsurers, or otherwise.

ARTICLE XXVII – OFFSET

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or commissions.

ARTICLE XXVIII – SALVAGE AND SUBROGATION

The Reinsurer shall be credited with its proportionate share of salvage or subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder.

ARTICLE XXIX – SERVICE OF SUIT

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities.)

A.	It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement.

ARTICLE XXX – SEVERABILITY

If any provision of this Agreement should be invalid under applicable laws, the latter shall control but only to the extent of the conflict without affecting the remaining provisions of this Agreement.

ARTICLE XXXI – TAXES

In consideration of the terms under which this Agreement is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE XXXII – THIRD PARTY RIGHTS

This Agreement is solely between the Company and the Reinsurer, and in no instance shall any other party have any rights under this Agreement except as expressly provided otherwise in the Insolvency Article.

ARTICLE XXXIII – UNAUTHORIZED REINSURANCE

(Applies only to a Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.)

A.	As regards policies or bonds issued by the Company coming within the scope of this Agreement, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund such reserves in respect of unearned premium, known outstanding losses that have been reported to the Reinsurer and allocated Loss Adjustment Expense relating thereto, losses and allocated Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer, plus reserves for losses incurred but not reported, as shown in the statement prepared by the Company (hereinafter referred to as “Reinsurer’s Obligations”) by funds withheld, cash advances or a Letter of Credit. The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

B.	When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s proportion of said reserves. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days [sixty (60) days where required by insurance regulatory authorities] prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

C.	The Reinsurer and Company agree that the Letters of Credit provided by the Reinsurer pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:

1.	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Agreement and which has not been otherwise paid;

2.	to make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Agreement;

3.	to fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

4.	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Agreement.

D.	In the event the amount drawn by the Company on any Letter of Credit is in excess of the actual amount required for C.1. or C.3., or in the case of C.4., the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

E.	At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations, for the sole purpose of amending the Letter of Credit, in the following manner:

1.	If the statement shows that the Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

2.	If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

ARTICLE XXXIV – CHANGE IN CLAIMS ADMINISTRATIVE PRACTICES

A.	The Company agrees not to materially change its claims administrative practices or procedures for the allocation of Loss Adjustment Expense in any manner from that in effect at the inception of this Agreement which materially affects this Agreement or the obligations of the parties hereunder, unless the Company has received the prior written approval of the Reinsurer to such changes pursuant to the provisions of this Article, such approval not to be unreasonably withheld.

B.	In the event the Company changes its claims administrative practices or procedures for the allocation of Loss Adjustment Expense, the Company shall notify the Reinsurer in writing of such changes and give the Reinsurer the opportunity to review such changes and determine whether any revisions are required to this Agreement.

ARTICLE XXXV – AGENCY/COMBINED RESULTS

It is agreed that Vesta Fire Insurance Corporation shall be the agent for the Company authorized to receive any payments due the Company and/or any communication relating to this Agreement. Any payments made to Vesta Fire Insurance Corporation by the Reinsurer or communications given to Vesta Fire Insurance Corporation by the Reinsurer shall discharge the Reinsurer as to all relevant companies in this Agreement. All calculations, including but not limited to, commission adjustment, limit of liability, and Experience Account Balance shall be on the combined sum of all relevant companies that are included as the Company.

ARTICLE XXXVI – INTERMEDIARY

JLT Re Solutions, Inc., Princeton Pike Corporate Center, 1009 Lenox Drive, Building IV West, P.O. Box 6400, Lawrenceville, New Jersey 08648-0400, is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages, and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through JLT Re Solutions, Inc. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

ARTICLE XXXVII – ENTIRE AGREEMENT AND INTERPRETATION

A.	With respect to the business being reinsured hereunder, (i) this Agreement constitutes the entire agreement between the parties, and (ii) there are no understandings or agreements between the parties other than those expressed in this Agreement. Any change to or modification of this Agreement will be made by written amendment to this Agreement and signed by the parties hereto.

B.	This Agreement is between sophisticated parties, each of which has reviewed the Agreement and is fully knowledgeable about its terms and conditions. The parties therefore agree that this Agreement shall be construed without regard to the authorship of the language and without any presumption or rule of construction in favor of either of them.

U.S.A.

NUCLEAR INCIDENT EXCLUSION CLAUSE – PHYSICAL DAMAGE – REINSURANCE

NMA 1119

1.	This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

(a)	Nuclear reactor power plants including all auxiliary property on the site, or

(b)	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

(c)	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material”, and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

(d)	Installations other than those listed in paragraph (2c) above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this subparagraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.	Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note:   Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)	all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

NOTES:	Wherever used herein the terms:

“Reassured” shall be understood to mean “Reassured”, “Company”, “Reinsured” or whatever other term is used in the attached reinsurance agreement to designate the reinsured Company or Companies.

“Reinsurance” shall be understood to mean “Reinsurance”, “Contract”, “Agreement”, “Policy” or whatever other term is used to designate the attached reinsurance document.

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A.

NMA 1590

I.	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

II.	Without in any way restricting the operation of paragraph (I) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause B in this paragraph (II) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

LIMITED EXCLUSION PROVISION*

It is agreed that the policy does not apply under any liability coverage, to:

A.	injury, sickness, disease, death or destruction, bodily injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

B.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

C.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

1.	become effective on or after May 1st, 1960, or

2.	become effective before that date and contain the Limited Exclusion Provision set out above:

Provided this paragraph (II) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

III.	Except for those classes of policies specified in Clause B of paragraph (II) and without in any way restricting the operation of paragraph (I) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause E of this paragraph (III), the following provision (specified as Broad Exclusion Provision):

BROAD EXCLUSION PROVISION*

It is agreed that the policy does not apply:

A.	Under any Liability Coverage, to: injury, sickness, disease, death or destruction, bodily injury or property damage

1.	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

2.	resulting from hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any Agreement entered into by the United States of America, or agency thereof, with any person or organization.

B.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision, relating to:

immediate medical or surgical relief first aid,

to expenses incurred with respect to:

bodily injury, sickness, disease or death bodily injury

resulting from the hazardous properties of nuclear material, and arising out of the operation of a nuclear facility by any person or organization.

C.	Under any Liability Coverage, to: injury, sickness, disease, death or destruction, bodily injury or property damage resulting from the hazardous properties of nuclear material, if:

1.	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

2.	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

3.	the injury, sickness, disease, death or destruction, bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (3) applies only to:

injury to or destruction of property at such nuclear facility property damage to such nuclear facility and any property thereat.

D.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or by-product material; “source material”, “special nuclear material”, and “by-product material”, have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing by-product material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (1) or (2) thereof; “nuclear facility” means

1.	any nuclear reactor,

2.	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

3.	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than Twenty-Five (25) grams of plutonium or uranium 233 or any combination thereof, or more than Two Hundred Fifty (250) grams of uranium 235,

4.	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

With respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property. “Property damage” includes all forms of radioactive contamination of property.

E.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (III), whether new, renewal or replacement, being policies which become effective on or after May 1st, 1960, provided this paragraph (III) shall not be applicable to:

1.	Garage and Automobile Policies issued by the Reassured on New York risks, or

2.	statuary liability insurance required under Chapter 90, General Laws of Massachusetts,

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

IV.	Without in any way restricting the operation of paragraph (I) of this Clause, it is understood and agreed that paragraphs (II) and (III) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

NOTES:	The words underlined in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

“Reassured”	shall be understood to mean “Reassured”, “Company”, “Reinsured” or whatever other term is used in the attached reinsurance agreement to designate the reinsured Company or Companies.

“Reinsurance”	shall be understood to mean “Reinsurance”, “Contract”, “Agreement”, “Policy” or whatever other term is used to designate the attached reinsurance document.

SCHEDULE A

Monthly Reporting Requirements for

Vesta 2004 Residential Property Quota Share Treaty

Cumulative Amounts evaluated as of xx/xx/xx

	California		Texas		Other States		TOTAL
	Gross	Ceded	Gross	Ceded	Gross	Ceded	Gross	Ceded
Premium
Unearned at 7/1/04
Written Beginning 7/1/04
Earned during treaty term
Ceding Commission
Paid
Expected Final
Loss & ALAE
Paid Loss
Paid ALAE
Outstanding Loss & ALAE
IBNR Loss & ALAE
Mold Loss & ALAE
Shock Loss & ALAE